Exhibit 99.1

FOR IMMEDIATE RELEASE:

February 18, 2025

For media inquiries, please contact:
Jeff Knutson, Vice President – Finance, Chief Financial Officer, Treasurer & Secretary
Phone number: (262) 638-4242
Email: knutson.jeff@twindisc.com

TWIN DISC, INC. FINALIZES ACQUISITION OF KOBELT

MILWAUKEE – Twin Disc, Inc. (NASDAQ: TWIN), a global leader in power transmission technology for marine and land-based applications, announced today the successful completion of its $16.5 million acquisition of Kobelt Manufacturing Co. Ltd. ("Kobelt"), a British Columbia-based company specializing in brake, control and steering systems for industrial and marine end markets.

Twin Disc's global presence will expand Kobelt's international reach, while Kobelt will contribute complementary products that diversify and enhance Twin Disc's portfolio in the industrial and marine sectors. Kobelt's extensive after-sales services, combined with its in-house foundry and bronze die casting capabilities featuring precision machining, assembly and testing, ensures complete quality control.

For the year ending December 31, 2024, Kobelt delivered approximately $14 million of revenue. The acquisition is expected to be immediately accretive to Twin Disc's U.S. GAAP earnings.

"We are excited to welcome Kobelt to the Twin Disc family of brands," stated John H. Batten, President and CEO of Twin Disc. "Acquiring a well-established company with longstanding relationships in 60 countries and a strong reputation that complements the Twin Disc brand. This acquisition expands our product offering further, enabling growth opportunities and partnerships through our global sales and service team."

Dave Bockhold, CEO of Kobelt, stated: “Twin Disc is the right fit for Kobelt. The complementary nature of our product lines, manufacturing capabilities, and culture positions us as an integrated systems supplier for the Marine and Industrial sectors."
Bockhold added, "Both organizations' extensive history, knowledge, and expertise will add value and expand opportunities to our combined customer base."

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty, off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers, boat management systems, power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, and industrial markets. The Company's worldwide sales to domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

About Kobelt
Kobelt is a Canadian-based manufacturing company with over 60 years of expertise in designing and producing high-quality products for the marine and industrial sectors. Renowned for its history of innovation, Kobelt specializes in propulsion, steering, thrusters, and braking control systems. For more information, please visit www.kobelt.com/

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Securities and Exchange Commission in its rules, regulations and releases. The words "anticipates," "believes," "intends," "estimates," and "expects," or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company's product markets; foreign currency risks and other risks associated with the Company's international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption "Risk Factors" in Item 1A of the Company's most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation and disclaims any obligation to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.